Exhibit 11.1

Computation of Earnings Per Share

The Company follows Financial Accounting Standards Board's Statement No. 128, "Earnings Per Share" ("SFAS 128"), codified in ASC 260, in which income for Basic Earnings Per Share ("EPS") is adjusted for dividends attributable to preferred stock and is based on the weighted average number of common shares outstanding. Diluted EPS is computed by using the weighted average number of common shares outstanding, increased by the assumed conversion of the convertible preferred stock and the assumed conversion of stock options and restricted stock.

The components of basic and diluted earnings per share for the years ended December 31, 2016, 2015 and 2014 are as follows (in thousands, except share data):

	2016	2015	2014
Basic Net Income per Common Share
Available to Common Stockholders:
Net income	$21,840,000	$16,512,000	$15,461,000
Preferred stock dividends	(825,000)	(2,200,000)	(4,152,000)
Net income available to common stockholders	21,015,000	14,312,000	11,309,000
Weighted average common shares outstanding	10,149,099	7,775,490	6,002,766
Basic earnings per common share	$2.07	$1.84	$1.88
Diluted Net Income per Common Share
Available to Common Stockholders:
Net income available to common stockholders	$21,015,000	$14,312,000	$11,309,000
Effect of assumed preferred stock conversion	825,000	2,200,000	4,152,000
Net income applicable to diluted earnings per share	21,840,000	16,512,000	15,461,000
Weighted average common shares outstanding	10,149,099	7,775,490	6,002,766
Dilutive potential common shares:
Assumed conversion of stock options	3,111	—	—
Restricted stock awarded	4,107	6,851	11,725
Assumed conversion of preferred stock	507,393	1,355,348	2,357,196
Dilutive potential common shares	514,611	1,362,199	2,368,921
Diluted weighted average common shares outstanding	10,663,710	9,137,689	8,371,687
Diluted earnings per common share	$2.05	$1.81	$1.85

The following shares were not considered in computing diluted earnings per share for the years ended December 31, 2016, 2015 and 2014 because they were anti-dilutive:

	2016	2015	2014
Stock options to purchase shares of common stock	—	45,500	52,000
Average dilutive potential common shares associated with convertible preferred stock	—	—	—